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                                                                   EXHIBIT 99.16

                                  SUBORDINATED
                                PROMISSORY NOTE

$750,000.00
                                                                  March 26, 1996

         FOR VALUE RECEIVED, the undersigned, WATTENBERG RESOURCES LAND, L.L.C., a Delaware limited liability company ("Maker"), whose Manager's office is at 3300 South Columbine Circle, Englewood, Colorado 80110, hereby promises to pay to HS RESOURCES, INC., a Delaware corporation having offices at 1999 Broadway, Suite 3600, Denver, Colorado 80202 ("Holder"), the principal sum of SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000.00) together with interest on the principal amount which is outstanding at an interest rate equal to 8.5% per annum. The effective date of this Note shall be March 29, 1996 (the "Effective Date"). Interest shall accrue from the Effective Date quarterly in arrears on the last day of each calendar quarter commencing July 1, 1996, and payable as indicated below. This Note is issued and delivered in accordance with that certain Purchase and Sale Agreement of date even herewith between Maker, Holder and Holder's wholly-owned subsidiary, Orion Acquisition, Inc., and is the "Subordinated Note" as referred to and defined therein.

         Payments to Holder by Maker under this Note may be made quarterly in any amount desired by Maker, provided that any such payment shall be applied first to accrued interest and then to the outstanding principal amount under this Note. In recognition of the subordinated nature of this Note and the restrictions on payments hereunder as may be applicable under that certain Credit Agreement of even date herewith between Maker and The Chase Manhattan Bank, N.A., as Agent for itself and the signatory banks thereto (the "Credit Agreement"), Maker shall be under no obligation to make quarterly payments under this Note, and in such event, interest shall accrue on the unpaid interest from all prior quarters and on the outstanding principal amount. This Note shall be due and payable in full, together with all accrued interest, on June 30, 2004 (the "Maturity Date"). This Note may be prepaid prior to the Maturity Date at any time in whole or in part without penalty. Maker shall pay on demand all costs and expenses (including reasonable attorneys' fees and disbursements) paid or incurred by Holder in enforcing this Note on default.

         Maker waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and assent to any extension or postponement of the time of payment or any other indulgence under this Note.

         No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. No waiver of any right shall be effective unless in writing and signed by Holder. Nor shall a waiver on one occasion be construed as a bar or waiver of any such right on any future occasion.

         The repayment of this Note and any and all payments made hereunder is expressly subordinated to the indebtedness, obligations and liabilities of Maker under the Credit Agreement and under any Hedging Agreements of the Company as defined in and permitted by the Credit
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Agreement (the "Superior Obligations").  If for any reason any of the Superior
Obligations are not paid when due or are not paid on or before the maturity thereof, or if there shall occur and be continuing any event which with the giving of notice or lapse of time or both would constitute a default or event of default under any instrument or agreement now or hereafter executed evidencing, in connection with, as security for or providing for the issuance of any of the Superior Obligations, including, without limitation, a Default or Event of Default under and as defined in the Credit Agreement, then, unless and until such event of default or default shall have been cured, or unless and until the Superior Obligations shall be paid in full, Holder will not ask for, sue for, take, demand, receive or accept from Maker any payment under this Note. In the event Holder shall receive any payment under this Note which Holder is not entitled to receive under the provisions of this Note, Holder will hold any amount so received in trust for the holders of the Superior Obligations and will forthwith turn over such payment to the holders of the Superior Obligations in the form received by Holder (together with any necessary endorsement) to be applied on the Superior Obligations. Holder will not commence any action or proceeding against Maker to recover all or any part of the amounts due under this Note or join with any other creditor, unless the holders of the Superior Obligations shall also join, in bringing any proceedings against Maker under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the federal or any state government unless and until all Superior Obligations shall have been paid in full.

         In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, adjustment of debt, whether or not pursuant to bankruptcy laws, the sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of Maker, Holder will at the request of the holders of the Superior Obligations file any claim, proof of claim, proof of interest or other instrument of similar character necessary to enforce the obligations of Maker in respect of this Note and will hold in trust for the holders of the Superior Obligations and pay over to the holders of the Superior Obligations, in the form received (together with any necessary endorsement), to be applied on the Superior Obligations, any and all monies received under this Note unless and until the Superior Obligations shall be paid in full. In the event that Holder shall fail to take any such action requested by the holders of the Superior Obligations, the holders of the Superior Obligations, may, as attorney-in-fact for Holder take such action on behalf of Holder, and Holder hereby appoints the holders of the Superior Obligations as attorney-in-fact for Holder to demand, sue for, collect and receive any and all such monies and give acquittance therefor and to file any claim, proof of claim, proof of interest or other instrument of similar character and to take such other proceedings in the holders of the Superior Obligations own name or in the name of Holder as the holders of the Superior Obligations may deem necessary or advisable for the enforcement of the provisions of this Note; and Holder will execute and deliver to the holders of the Superior Obligations such other and further powers of attorney or other instruments as the holders of the Superior Obligations may request in order to accomplish the foregoing.

         None of the obligations, liabilities, agreements and duties of Holder under this Note shall be released, diminished, impaired, reduced or affected by the occurrence of any of the following at any time or from time to time, even if occurring without notice to or without the consent of Holder (any right of Holder to be so notified or to require such consent being hereby waived):





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                 (i) any increase or decrease in the amount, or any change in the manner, place or terms of payment, or any change or extension for any period, the time of payment of, or renewal or modification of, the Superior Obligations or any instrument or agreement now or hereafter executed evidencing, in connection with, as security for, or providing for the issuance of, any of the Superior Obligations in any manner, or amendment of any other agreement relating to the Superior Obligations (including provisions restricting or further restricting payments under this Note);

                 (ii) the sale, exchange or release of all or any part of any property by whomsoever at any time pledged or mortgaged to secure, howsoever securing, the Superior Obligations;

                 (iii) the release of anyone liable in any manner for payment or collection of the Superior Obligations;

                 (iv) exercise or refrain from exercising any rights against Maker or others (including Holder);

                 (v) any invalidity, deficiency, illegality or unenforceability of any Superior Obligations or the documents and instruments evidencing, governing or securing any Superior Obligations, in whole or in part, any bar by any statute of limitations or other law to recovery on any Superior Obligations, or any defense or excuse for failure to perform on account of force majeure, act of God, casualty, impracticability or other defense or excuse with respect to any Superior Obligations whatsoever;

                 (vi) the taking or accepting by the holders of the Superior Obligations of any additional security for or subordination to any or all of the Superior Obligations;

                 (vii) the insolvency, bankruptcy or disability of Holder or Maker or the filing or commencement of any insolvency proceeding involving Holder or Maker or other proceeding with respect thereto;

                 (viii) any modification of, or waiver of compliance with, any terms of this Note with respect to any part hereto; or

                 (ix) any neglect, delay, omission, failure or refusal of the holders of the Superior Obligations to take or prosecute any action against any party in connection with this Note.

         Notice of acceptance of this Note is waived, acceptance on the part of the holders of the Superior Obligations being conclusively presumed by their request for this Note and delivery of the same to it.

         The rights under this Note may be assigned by the holders of the Superior Obligations in connection with any assignment or transfer of any or all of the Superior Obligations.





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         IN WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the date first above written.

                                         MAKER:

                                         WATTENBERG RESOURCES LAND, L.L.C.



                                         By: /s/ DAVID G. STOLFA
                                         Name:  David G. Stolfa
                                         Title:   Manager






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